EXHIBIT 99.1

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Media Contact:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

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Investor Relations Officer
312-564-6818
kmanzel@theprivatebank.com

For Immediate Release

PrivateBancorp Names Kevin Killips Chief Financial Officer

CHICAGO, February 9, 2009 -- PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that Kevin M. Killips is named Chief Financial Officer, effective March 6, 2009, replacing Dennis L. Klaeser, who is leaving the Company at the end of March to pursue other opportunities.
“PrivateBancorp is in the midst of an exciting and dynamic growth phase,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “I had the good fortune to work with Kevin previously and I believe his breadth of experience, particularly with large financial services companies, will be of great value as we move forward with the execution of our Strategic Growth Plan.”
Killips has served as Senior Vice President, Chief Accounting Officer and Corporate Controller with Discover Financial Services since March 2008, responsible for the comprehensive accounting, reporting, planning and tax functions. Prior to that, Killips worked for nearly 10 years at LaSalle Bank and its then-parent company, ABN AMRO, serving as Executive Vice President, North American Chief Accounting Officer and Corporate Controller.

 “I have watched with interest the developments at PrivateBancorp since the launch of its Strategic Growth Plan in late 2007,” Killips said. “I am pleased to be joining this growing institution and to help Larry and the team achieve the collective vision for success.”
Prior to joining LaSalle, Killips was the Director of Internal Audit, and then Vice President-Finance at Transamerica Corporation. Killips began his career at Ernst & Young, where he served from 1979 to 1993. Killips, a certified public accountant, holds a bachelor’s degree from Dominican University in River Forest, Illinois, where he is a member of the Executive Committee of the Board of Trustees.
The Company also announced that Mark Holmes has been named interim Chief Financial Officer until Killips assumes his new role in March.  Holmes, Managing Director of The Private Bank and Trust Company, joined the Company in October 2007, after serving in various financial positions for nearly 10 years at LaSalle Bank.
The Company has scheduled a conference call with Larry Richman, Kevin Killips and PrivateBancorp Chairman Ralph Mandell at 2 p.m. CST on February 9, 2009, for analysts and investors.  Access to the call will be available by dialing 800-662-8091 or via a link called "Special Analysts Call" on PrivateBancorp, Inc.'s Internet site at http://www.pvtb.com. Following the live webcast, an archived replay of the call will be available on the PrivateBancorp, Inc. website beginning approximately two hours after the call ends.
About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 23 offices in nine states and more than $10 billion in assets as of December 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unforeseen difficulties and higher than expected costs associated with the continued implementation of our Strategic Growth Plan, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of continued margin pressure on the Company’s earnings; further deterioration in asset quality; the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold; the need to continue to increase our allowance for loan losses; additional charges related to asset impairments;  insufficient liquidity/funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth; legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines, including as a result of continual negative economic conditions; competition; unforeseen difficulties in integrating new hires; failure to improve operating efficiencies through expense controls; and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.